EXHIBIT 10.10
KANSAS CITY SOUTHERN
EXECUTIVE PLAN
(AS AMENDED AND RESTATED JANUARY 1, 2009)
     THIS AMENDED AND RESTATED EXECUTIVE PLAN is executed the day and year hereinafter provided by Kansas City Southern, a corporation organized under the laws of the State of Delaware (“KCS”).
     WITNESSETH:
     WHEREAS, KCS established on January 18, 1985, the Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan for the purpose of providing additional benefits to certain executives; and
     WHEREAS, KCS has amended said plan from time to time and most recently amended and restated the plan as the Kansas City Southern Executive Plan effective January 1, 2005; and
     WHEREAS, KCS reserved the power to amend said plan and wishes to exercise that power to amend and restate said plan again as hereinafter provided effective January 1, 2009.
     NOW, THEREFORE, KCS hereby amends and restates said plan as the Kansas City Southern Executive Plan (As Amended and Restated January 1, 2009) as set forth herein effective January 1, 2009.
Article 1. Definitions
     1.1 “Annual Benefit” shall mean the benefit, if any, determined under the Plan with respect to each calendar year.
     1.2 “Annual Benefit Amount” shall mean the amount of a Participant’s Annual Benefit, which, subject to the other provisions of this Plan, shall be a dollar amount equal to 10% of the excess (if any) of (a) the Participant’s Compensation, over (b) the maximum dollar amount of annual compensation that can be taken into account for purposes of determining a participant’s benefit under a qualified retirement plan as set forth under Section 401(a)(17) of the Code. If the amount determined under (b) of this Section 1.2 equals or exceeds the Participant’s Compensation with respect to a calendar year, then the Participant will not receive an Annual Benefit under this Plan with respect to such calendar year.
     1.3 “Award Agreement” shall mean a Restricted Shares Award Agreement providing an award issued under the KCS Stock Option and Performance Award Plan of the Restricted Shares representing the Participant’s Annual Benefit for a year.
     1.4 “Code” shall mean the Internal Revenue Code of 1986 as from time to time amended.
     1.5 “Compensation” shall mean the amount to be used for purposes of determining the Participant’s Annual Benefit under this Plan (which shall be a percentage in excess of 100% of the Participant’s annual base salary for the applicable year) as set forth in the Participant’s employment agreement with the Company.
     1.6 “Company” shall mean the employer of a Participant, and shall include only KCS and each subsidiary company of KCS that is at least eighty percent (80%) owned by KCS, and that has been admitted to participate in the Plan upon approval of the Compensation and Organization Committee.
     1.7 “Compensation and Organization Committee” shall mean the Compensation and Organization Committee of the Board of Directors of KCS.
     1.8 “Grant Date” shall mean the date an Annual Benefit is paid as provided in Section 3.2.
     1.9 “KCS” shall mean Kansas City Southern, a corporation organized under the laws of the State of Delaware, or any successor entity.

     1.10 “KCS Stock Option and Performance Award Plan” shall mean the Kansas City Southern 2008 Stock Option and Performance Award Plan, as may be amended from time to time.
     1.11 “Participant” shall mean an employee of a Company who is eligible to participate in the Plan under Article 2.
     1.12 “Plan” shall mean the Kansas City Southern Executive Plan (As Amended and Restated January 1, 2009), as set forth herein and as may be amended from time to time.
     1.13 “Restricted Shares” shall mean shares of common stock of KCS that are awarded to the Participant under the KCS Stock Option and Performance Award Plan based upon the Participant’s qualification for an Annual Benefit under this Plan, some or all of which Restricted Shares the Participant may forfeit if the Participant terminates employment with the Company or an Affiliate prior to the end of five consecutive 12-month periods beginning on the Grant Date.
Article 2. Eligibility
     Eligibility to participate in this Plan shall be limited to any executive of the Company who has an employment agreement with the Company and who is designated by the President of the Company or by the Compensation and Organization Committee as a Participant in this Plan.
Article 3. Benefits
     3.1 Method of Payment of Annual Benefit. Each Participant’s Annual Benefit, if any, shall be paid in the form of Restricted Shares unless payment is made in cash under the provisions of Section 3.5. If the Participant’s Annual Benefit is paid in the form of Restricted Shares, then the Participant will receive an award of Restricted Shares under the KCS Stock Option and Performance Award Plan. The Participant’s award of Restricted Shares will be subject to the terms and conditions of the Award Agreement which shall be consistent with the provisions of this Plan.

     3.2 Time of Payment of Annual Benefit. A Participant’s Annual Benefit, if any, for a calendar year will be paid during the first 2 1/2 months of the calendar year following the calendar year for which the Annual Benefit is paid.
     3.3 Number of Restricted Shares. The number of Restricted Shares awarded in payment of a Participant’s Annual Benefit shall be such number so that the total value of the Restricted Shares awarded as determined on the Grant Date is equal to 125% (or such greater percentage as the Compensation and Organization Committee may determine, which percentage may vary from year to year) of the Participant’s Annual Benefit Amount. The value of the Restricted Shares for this purpose shall be determined on the Grant Date by the Compensation and Organization Committee according to the valuation formula it receives from its outside compensation consultants. If the number of Restricted Shares determined under the preceding sentence would include a fractional share, then such fractional share shall be rounded up to the nearest whole share.
     3.5 Active Employee Requirement for Award of Restricted Shares; Cash Payment. If a Participant is not an active employee of a Company on the Grant Date determined by the Committee under Section 3.2 with respect to an Annual Benefit, then the Participant’s Annual Benefit, if any, payable on such Grant Date shall be paid in the form of cash rather than as an award of Restricted Shares. The amount of any such cash payment will equal the Annual Benefit Amount of such Annual Benefit.
     3.6 Discretion of Compensation and Organization Committee to Cancel Annual Benefit. Notwithstanding any other provisions of this Plan, the Compensation and Organization Committee may, in its sole discretion, prior to the payment of a Participant’s Annual Benefit with respect to a calendar year, cancel the Participant’s Annual Benefit for such calendar year so that the Participant will receive no Annual Benefit under this Plan for such calendar year.
Article 4. Additional Provisions
     4.1 No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between any Company and a Participant or any other person.

     4.2 Source of Payments. Each Participant, and any other person or persons having or claiming a right to benefits hereunder or to any interest in the Plan through such Participant, shall rely solely on the unsecured promise of the Company as set forth herein and nothing in the Plan shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by any Company or in which any Company has any right, title or interest now or in the future, but such Participant shall have the right to enforce his claim against the Company employing such Participant in the same manner as any unsecured creditor.
     4.3 No Assignment. The right of a Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered in any way.
     4.4 Death. If a Participant entitled to an Annual Benefit under this Plan should die prior to the payment of such benefit, then the Participant’s Annual Benefit will be paid in a cash payment determined under Section 3.5 to the beneficiary designated by the Participant under this Plan, if any, but if the Participant has not designated any beneficiary under this Plan then to the beneficiary designated by the Participant, if any, under the KCS Stock Option and Performance Award Plan, but if the Participant has not designated any beneficiary under the KCS Stock Option and Performance Award Plan, then to the Participant’s estate or to such person or persons entitled to receive the Participant’s estate as determined by the Compensation and Organization Committee. Any such payment shall constitute a complete discharge of the liability of the Company with respect to such payment due under this Plan.
     4.5 Incapacity. If the Compensation and Organization Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister of such person, or to any person deemed by the Compensation and Organization Committee to have incurred expense for such person otherwise entitled to payment. Any such payment shall constitute a complete discharge of the liability of the Company with respect to any payment due under this Plan.

     4.6. Compensation and Organization Committee Powers and Liabilities. The Compensation and Organization Committee in its absolute discretion shall have the full power and authority to interpret, construe and administer this Plan and the Compensation and Organization Committee’s interpretations and construction thereof, and action thereunder, including the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Compensation and Organization Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
     4.7 Benefits Not Treated as Compensation. Any benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any profit sharing plan, pension plan or any other arrangement of any Company for the benefit of its employees.
     4.8 Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Delaware, excluding its choice of laws.
     4.9 Merger. Each Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.
     4.10 Amendment. This Plan may be amended at any time and from time to time by the Compensation and Organization Committee.
     4.11 Binding Effect. This Plan shall be binding upon and inure to the benefit of each Company, its respective successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

     IN WITNESS WHEREOF, this amended and restated Plan has been duly executed this 11th day of November, 2008.

KANSAS CITY SOUTHERN
By:	/s/ Michael R. Haverty
	Name:	Michael R. Haverty
	Title:	Chairman and CEO